As filed with the Securities and Exchange Commission on November 13, 2023

Registration No. 333-270454
Registration No. 333-263059
Registration No. 333-258566
Registration No. 333-253570
Registration No. 333-236821
Registration No. 333-230046
Registration No. 333-223658
Registration No. 333-216674
Registration No. 333-214025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270454
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263059
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-258566
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253570
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-236821
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230046
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223658
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216674
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-214025

UNDER
THE SECURITIES ACT OF 1933

Tabula Rasa HealthCare, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-5726437
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

228 Strawbridge Drive, Suite 100
Moorestown, NJ 08057
(Address of principal executive offices)

Tabula Rasa HealthCare, Inc. 2016 Omnibus Incentive Compensation Plan
Tabula Rasa HealthCare, Inc. Employee Stock Purchase Plan
(Full title of the plan)
Brian W. Adams
Chief Executive Officer
Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive, Suite 100
Moorestown, NJ 08057
(866) 648-2767

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments filed by Tabula Rasa HealthCare, Inc., a Delaware corporation (the “Registrant”), hereby amend the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by the Registrant with the Securities and Exchange Commission (the “SEC”) to deregister any and all securities registered pursuant to the Registration Statements and remaining unissued:

•
Registration Statement No. 333-270454, registering 1,356,454 shares of the Registrant’s common stock (“Common Stock”), par value $0.0001 per share, issuable under the Tabula Rasa HealthCare, Inc. 2016 Omnibus Incentive Compensation Plan (the “2016 Plan”), filed with the SEC on March 10, 2023;

•	Registration Statement No. 333-263059, registering 1,283,321 shares of the Registrant’s Common Stock issuable under the 2016 Plan, filed with the SEC on February 25, 2022;

•
Registration Statement No. 333-258566, registering 480,097 shares of the Registrant’s Common Stock issuable under the Tabula Rasa HealthCare, Inc. Employee Stock Purchase Plan, filed with the SEC on August 6, 2021;

•	Registration Statement No. 333-253570, registering 1,200,244 shares of the Registrant’s Common Stock issuable under the 2016 Plan, filed with the SEC on February 26, 2021;

•	Registration Statement No. 333-236821, registering 1,116,065 shares of the Registrant’s Common Stock issuable under the 2016 Plan, filed with the SEC on March 2, 2020;

•	Registration Statement No. 333-230046, registering 1,027,876 shares of the Registrant’s Common Stock issuable under the 2016 Plan, filed with the SEC on March 4, 2019;

•	Registration Statement No. 333-223658, registering 964,876 shares of the Registrant’s Common Stock issuable under the 2016 Plan, filed with the SEC on March 14, 2018;

•	Registration Statement No. 333-216674, registering 831,423 shares of the Registrant’s Common Stock issuable under the 2016 Plan, filed with the SEC on March 14, 2017; and

•	Registration Statement No. 333-214025, registering 3,487,571 shares of the Registrant’s Common Stock issuable under the 2016 Plan, filed with the SEC on October 7, 2016.

On November 3, 2022, pursuant to, and subject to the conditions contained in, that certain Agreement and Plan of Merger, dated as of August 5, 2023 (the “Merger Agreement”), by and among the Registrant, Locke Buyer, LLC, a Delaware limited liability company (“Parent”), Locke Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated, as of the date hereof, all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities, if any, as of the date hereof, and no additional securities of the Registrant will be issued under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moorestown, State of New Jersey, on November 13, 2023.

TABULA RASA HEALTHCARE, INC.

By:	/s/ Brian W. Adams
Brian W. Adams
President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.